CSW Ft. Lupton, Inc.
                          Consolidated Income Statement
                       For the Quarter Ended June 30, 1997
                                    Unaudited
                                     (000's)

                                          Three Months          Six Months
                                              Ended                Ended
                                          June 30, 1997        June 30, 1997
                                         ---------------      ---------------
REVENUES
    Interest Income                             $22                 $44
    Misc. Income                                 95                 118
    Income From Equity Investments            3,556               5,752
                                            -------             -------
Total Revenue                                 3,673               5,914
                                            -------             -------

EXPENSES
   Operating Expenses                           (38)                220
   Expenses Transferred Out                      (0)                 (1)
                                            -------             -------
Total Expenses                                  (38)                219
                                            -------             -------

Net Income Before Tax                         3,711               5,695

Provision for Income Taxes                    1,447               2,210
                                            -------             -------

                                            -------             -------
Net Income                                   $2,264              $3,485
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